Exhibit 99.1

U.S. SHIPPING PARTNERS L.P. REPORTS 2005 FINANCIAL RESULTS

Edison, NJ, February 3, 2006 – U.S. Shipping Partners L.P. (NYSE: USS) today reported its annual financial results for the year ended December 31, 2005.  The Partnership’s net income at December 31, 2005 increased $16.6 million to $18.1 million compared to December 31, 2004 net income of $1.4 million.  Net income per basic limited partnership unit in 2005 was $1.28, as compared to $0.18 in 2004.   The Partnership also announced that the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the fourth quarter, or $1.80 per unit annualized.  The distribution will be payable on February 15, 2006 to unitholders of record on February 10, 2006.

The increase in net income is attributable to a $2.3 million increase in operating income, a $6.4 million loss on debt extinguishment experienced in 2004 and reductions in income tax expense of $3.8 million and interest expense of $3.6 million.  The increase in operating income is due to a $5.4 million increase in net voyage revenue, partially offset by increased operating expenses of $3.1 million.  Net voyage revenue was $107.3 million during 2005 compared to $101.9 million in 2004, which resulted from an increase in average time charter equivalent rates for the pre-existing fleet coupled with a $5.6 million increase due to a full year of operation for the Charleston, a $2.6 million increase for the Houston, partially offset by a $4.6 million reduction due to drydocking days and the reduction in charter-in revenue of $3.4 million.  The addition of the Houston and related drydock contributed to increases in depreciation and amortization of $0.9 million and vessel operating expenses of $1.6 million.  General and administrative expense increased $0.5 million, primarily due to additional costs of complying with the Sarbanes Oxley Act of 2002.

For the quarter ended December 31, 2005, the Partnership reported net income of $1.1 million, an increase of $7.1 million compared to the quarter ended December 31, 2004.  The fourth quarter 2004 included a $3.2 million charge for loss on debt extinguishment and a $3.2 million income tax charge attributable to a change in tax status of a Partnership subsidiary, both occurring as a result of Partnership’s initial public offering.  Net income per basic limited partnership unit was $0.08 for the three months ended December 31, 2005, as compared to a loss of $0.51 per unit for the three months ended December 31, 2004.

Paul Gridley, Chairman and CEO, stated, ““During 2005 we achieved the financial results projected at the time of our initial public offering in late 2004. The acquisition of the M/V Houston and the Sea Venture will significantly strengthen our already leading market position in the Jones Act petroleum and chemical products deep sea transportation trade. Through newbuildings and the continued acquisition of quality vessels, we expect to continue making additions to our fleet.”

EBITDA for the quarter ended December 31, 2005 increased to $9.6 million from $5.0 million for the quarter ended December 31, 2004.  The increase of $4.6 million is primarily attributable to reductions in fourth quarter general and administrative expenses of $2.2 million and the non-recurring loss on debt extinguishment of $3.2 million, partially offset by a decrease in net voyage revenue of $1.3 million.  During the fourth quarter 2004, the Partnership completed its initial public offering, resulting in increased professional fees and bonus compensation.  Commensurate with the initial public offering, the Partnership repaid $93.8 million of long-term debt, resulting in expensing of deferred financing fees associated with the repaid debt.  The decrease in net voyage revenue is primarily attributable to the scheduled drydocking of two vessels for a total 120 days during the quarter, partially offset by the addition of the Houston, which was placed in service on October 13, 2005.

The Partnership’s distributable cash flow for 2005 was $26.3 million, or approximately 1.04 times the amount needed to cover the total cash distributions of $25.3 million declared in respect of the 2005 periods.  Distribution coverage for the three months ended December 31, 2005 was 0.49, due to expected decreases in revenue days caused by scheduled drydockings coupled with the increase in income taxes paid.  Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

Earnings Conference Call
We have scheduled a conference call for Tuesday, February 7, 2006, at 10:00 am Eastern time, to review our full year results.  Dial-in information for this call is 1-800-573-4752 (Domestic) and 1-617-224-4324 (International).  The participant passcode is 71801742.  The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.
U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade.  U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products.  For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information
U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners.  The calculation of distributable cash flow is detailed in the table below.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.  The amount of expenses we incur for a particular voyage depends upon the form of contract with our customer.  Although voyage revenue from different types of contracts may vary, the net revenue that remains after subtracting voyage expenses is comparable across the different types of contracts.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

U.S. Shipping Partners L.P.
Consolidated Statements of Operations
(in thousands, except for per unit data)

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2005	2004 (1)	2005	2004 (1)

Voyage revenue	$32,095	$32,869	$131,534	$122,355
Vessel operating expenses	13,268	13,701	47,986	47,119
Voyage expenses	6,305	5,820	24,203	20,415
General and administrative expenses	2,963	5,136	10,826	10,321
Depreciation and amortization	7,151	6,197	25,704	23,945

Total operating expenses	29,687	30,854	108,719	101,800

Operating income	2,408	2,015	22,815	20,555
Interest expense	1,766	1,912	6,407	9,960
Loss on debt extinguishment	—	3,230	—	6,397
Other income	(294)	(147)	(1,031)	(369)

Income (loss) before income taxes	936	(2,980)	17,439	4,567
(Benefit) provision for income taxes	(123)	3,050	(640)	3,119

Net income (loss)	$1,059	$(6,030)	$18,079	$1,448

General partner’s interest in net income (loss)	$21	$(107)	$361	$(107)
Limited partners’ interest in:
Net income (loss)	$1,038	$(5,923)	$17,718	$1,555
Net income (loss) per unit - basic and diluted	$0.08	$(0.51)	$1.28	$0.18
Weighted average units outstanding - basic and diluted	13,800	11,648 (2)	13,800	8,770 (2)

(1)	Represents results of operations of our predecessor company, United States Shipping Master LLC, through November 2, 2004.
(2)	Represents the number of units received by our predecessor in exchange for the net assets contributed to us at the time of our initial public offering.

Supplemental Operating Statistics

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2005	2004 (3)	2005	2004 (3)

Total fleet
Vessel days	815	736	2,999	2,810
Days worked	693	734	2,852	2,776
Drydocking days	120	—	132	—
Net utilization (1)	85.0%	99.8%	95.1%	98.8%
Average time charter equivalent rate (2)	$37,209	$34,712	$37,631	$35,500

(1)	Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.
(2)

Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.  Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

(3)	Time charter information in 2004 does not include charter-in data for comparative purposes.

U.S. Shipping Partners L.P.
Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures
(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2005	2004	2005	2004

Net income (loss)	$1,059	$(6,030)	$18,079	$1,448
Adjustments to reconcile net income (loss) to EBITDA:
Depreciation and amortization	7,151	6,197	25,704	23,945
Interest expense, net	1,472	1,765	5,376	9,591
(Benefit) provision for income taxes	(123)	3,050	(640)	3,119

EBITDA	$9,559	$4,982	$48,519	$38,103

Distributable Cash Flow (1)

		For the Three Months Ended December 31, 2005	For the Year Ended December 31, 2005

	Net income	$1,059	$18,079
	Adjustments to reconcile net income to distributable cash flow:
Add:	Depreciation and amortization (2)	7,360	26,634
	Receipts from Hess under support agreement	382	963
	Benefit for income taxes	(123)	(640)
	Loan from general partner for income tax payment (3)	(629)	—
Less:	Estimated maintenance capital expenditures (4)	4,592	17,492
	Income taxes paid	337	1,266

	Distributable cash flow	$3,120	$26,278

	Cash distribution in respect of the period	$6,337	$25,347
	Distribution coverage	0.49	1.04

(1)

Distributable Cash Flow provides additional information for evaluating our ability to distribute the minimum quarterly distributions for four quarters on the outstanding common and subordinated units and the 2% general partner interest.

(2)	Includes amortization of deferred financing fees, which is included in interest expense in the Consolidated Statements of Operations.
(3)

The Partnership elected not to obtain a loan from its general partner as it had sufficient cash to pay its distribution without the benefit of the loan.  Our general partner had agreed to lend us an amount equal to the lesser of (i) $770,000 and (ii) the 2005 estimated tax liability of our subsidiary that owns the Chemical Pioneer.

(4)

Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent.

Net Voyage Revenue

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2005	2004	2005	2004

Voyage revenues	$32,095	$32,869	$131,534	$122,355
Voyage expenses	6,305	5,820	24,203	20,415

Net voyage revenue	$25,790	$27,049	$107,331	$101,940